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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement relating to 4,500,000 shares of additional common stock and associated preferred stock purchase rights of Bone Care International, Inc. on Form S-3 of our report dated August 1, 2003 relating to the financial statements of Bone Care International, Inc. as of and for the years ended June 30, 2003 and 2002, included in the Annual Report on Form 10-K of Bone Care International, Inc. for the year ended June 30, 2003, and to the use of our report dated August 1, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing and incorporated by reference in the Prospectus which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
March 19, 2004